EXHIBIT 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS AS OF DECEMBER 31, 2005

Overview

Our Business

We own, operate and develop self-storage properties in principal cities in the United States and Western Europe. As of December 31, 2005, we owned or leased, directly and through our subsidiaries and joint ventures, 633 properties containing approximately 39.8 million net rentable square feet. We are one of the largest self-storage property owners in the United States with a network of 484 storage centers, as of December 31, 2005, that generate 74% of our revenues. We are the largest self-storage owner in Europe with 149 storage centers located in seven countries that generate 26% of our revenues. We directly own most of these properties and hold indirect interests in the others through our subsidiaries and joint ventures. Over the past few years we have sought growth by increasing our investment in the European market and by improving the performance of our portfolio in the United States through redevelopment of our existing properties, and acquisitions of new self-storage facilities. In 2005, we invested $92.5 million through our European joint ventures in new storage center developments; opened 14 new stores, adding 710,000 net rentable square feet to the European portfolio; and acquired our partner’s remaining 12.77% interest in Shurgard Europe. We also completed major redevelopments of five properties in the United States, opened three new storage centers and acquired ten properties, adding approximately one million net rentable square feet to our domestic portfolio.

Operating Performance

Income from operations on a consolidated basis increased by $21.9 million, or 26%, to $106.5 million in 2005. This increase was due to strong growth in our U.S. as well as our European Same Store and New Store segments. In 2005, consolidated NOI after indirect and leasehold expenses for our U.S. Same Store segment improved by $9.3 million, or 5%, to $195.9 million, and for our European Same Store segment by $9.1 million, or 27%, to $45.0 million in 2005. In 2005, consolidated NOI after indirect and leasehold expenses improved for our U.S. New Store segment by $9.5 million to $10.1 million, and our European New Store segment consolidated net operating losses after indirect and leasehold expenses improved by $5.5 million to $2.9 million in 2005.

Domestic operations. In the United States, our operations in 2005 benefited from a strong economy and stable demand that have allowed us to increase prices while marginally improving our occupancies. Compared with 2004, approximately one-third of our $59.8 million storage center revenues growth in 2005 came from our Same Store portfolio in the United States; U.S. Same Store revenues increased $19.8 million, or 6%, to $329.0 million primarily driven by a 5% increase in our average rental rates. Additionally, our new storage centers opened in 2005 and 2004 are taking a shorter period of time compared to the past three years to reach rental stabilization, which we typically consider to be 85% occupancy. We attribute this to improvements in our selection of development sites, stronger focus on local marketing, heightened attention to operations and a favorable economy.

International operations. In Europe, our Same Store average occupancy improved to 78% in 2005 compared to 71% in 2004 as a result of improving economic conditions as well as to changes in our pricing strategy. For the fourth quarter of 2005, our European Same Store portfolio achieved an average occupancy of 83% due primarily to strong performance in France, Sweden and Denmark. Rent-up of our self-storage centers has taken longer than initially anticipated due to the lack of awareness of the product, slower than expected economic recovery and significant new supply in certain countries. In 2005, we reduced rates to attract new customers and as a result, European Same Store revenues increased $10.9 million, or 12%, and our consolidated Same Store NOI after indirect and leasehold expenses improved by $9.1 million. Upon completing the acquisition of the remaining minority interest in Shurgard Europe in June 2005, we realized existing opportunities for further integration of international and domestic operations. We strategically refocused our European development activities in core markets with proven product acceptance, while deferring further development of opportunity markets, where we still see short-term demand lagging behind long-term potential. Strong Same Store and New Store NOI growth in 2005 in certain countries such as France, Sweden and the Netherlands allows us to rely on those markets to further develop our European portfolio.

Key Economic Factors Affecting Our Business

Self-Storage Operations. Our operating performance is affected primarily by the supply of and demand for self-storage space. We are operating in different competitive and economic environments in the United States and Europe. Whereas, self-storage is a commoditized product and a highly competitive industry in the United States, consumer awareness of self-storage is still emergent in Europe. Supply in the United States is estimated at over 41,000 self-storage facilities, which equate to more than 1.6 billion rentable square feet. The U.S. market is highly fragmented with the top ten operators managing less than a quarter of total net rentable square feet. By comparison, European self-storage is still in its infancy with less than 1,000 self-storage facilities across 13 Western European countries. While local competition has been increasing, Shurgard remains the single largest provider of self-storage services in Europe as of December 31, 2005.

In the United States, average self-storage industry rental rates going into 2005 declined gradually for the majority of unit sizes compared to 2004, while nation wide self-storage occupancy levels remained firm in 2005. High demand in certain markets lifted occupancies as much as 6% in the Southeast and provided for modest rate increases. Accordingly, while market rates in early 2005 decreased, we realized a 5% increase in rental rates in our domestic Same Store segment, due largely to rate increases in our southeastern U.S. properties. Although we have not seen erosion of the rental rate gains we achieved in 2005, and pricing and occupancy levels in fact have remained unseasonably strong through the end of the fourth quarter of 2005, we do not expect such rate growth to be sustained at present occupancy levels in 2006 based on projections of changes in consumer spending.

In Europe, self-storage business conditions improved in France, the Netherlands, Sweden and Denmark. Advances were due primarily to increasing product demand and product awareness, accompanied in Sweden and Denmark by growing strength in the national economies. Economic stagnation in Belgium and Germany slowed self-storage business expansion plans in those countries. Market conditions in the United Kingdom were negatively impacted by a weakening economy combined with increasing self-storage supply and competition. European self-storage rental rates reversed trend during 2005: A decline in the first half of 2005 was driven by conscious rate moderation in an effort to increase occupancy. In the second half of the year, rental rates increased in stronger markets and for certain unit categories. We are planning to continue to raise rental rates in the locations where we reached stable occupancy. However, continued discounting from our target rental rates might be required in markets which lack product acceptance.

Real Estate Development. Supply of and demand for properties suitable for real estate development into self-storage facilities is affected by fluctuations in the overall and regional strength of the economy as well as by availability of capital for investment in real estate, which is largely influenced by fluctuations in long-term interest rates and returns from alternative investments.

In the United States, low interest rates and lower capitalization rates have contributed to a rise in the price that private and public investors are paying for acquiring existing self-storage facilities. In this environment, we have focused on acquisitions that we consider unique or strategic in nature. As our development of new storage centers in the United States has slowed in recent years, during which quality opportunities have become more limited and construction prices have risen, we have placed renewed emphasis on realization of opportunities for improvement within our existing portfolio, particularly through redevelopment of our older storage centers. Redevelopments allow us to capture demand for higher quality self-storage services and to compete better against the newer supply that we face in certain markets. We expect redeveloped stores to generate higher returns on the capital invested and create new growth opportunities for our Same Stores. Increases in construction costs may affect our ability to continue to develop or improve our existing properties cost effectively.

In Europe, we continue to develop new storage centers based on the availability of quality real estate at attractive prices. We currently conduct our developments through joint ventures in which we have 20% interests. From time to time, we consider expanding into additional European markets when we feel conditions are appropriate. Over the past two years, however, we have slowed our development to approximately 15 storage centers per year, compared to initially anticipated 25, in order to be more selective about expansion markets and the location of sites. We have repositioned our developments towards markets where penetration has proven to be successful. We have also encountered and expect we will continue to encounter difficulties in certain markets, such as in the United Kingdom, finding real estate that meets our investment criteria. Therefore, we have started to consider growth through acquisitions in Europe and completed a nine storage center acquisition in France in January 2006. We believe continued growth in Europe will help solidify our position as the market leader and improve our economies of scale in marketing and management.

Based on our experience in the business, we have determined that most customers place a high value on convenience, such as the location of the storage center and ease of renting, access and moving. Consequently, we have elected to focus our investment activities in densely populated, high quality neighborhoods and offer high quality products and services. We believe a growing segment of prospective customers are willing to pay higher rates for these benefits. As a result, we have reconsidered our presence in certain markets that no longer meet our long-term strategic goals and we sold our investments in those markets when conditions were favorable. We will continue to consider such opportunities.

Operational Initiatives

We believe that the supply and demand characteristics of the self-storage industry are defined by neighborhood trade areas that can range in size from one to five miles in radius. To manage the business effectively at any given location, we must be aware of the local dynamics of demand, pricing and competition within the applicable neighborhood trade area. To that end, we approach the management of our business and portfolio on a decentralized basis by maintaining local management and marketing expertise in all our key markets. In the past two years, we have significantly increased management positions in our regional operations group. This has allowed us to improve the quality of service offered to customers, increase our closing rates, improve our rental rate management, and increase sales of retail services.

We take a similar approach to the business in Europe where we have integrated a centralized European investment team and decentralized management teams made up almost entirely of local personnel in each of the countries where we invest. However, in an effort to reduce costs in 2005, we have started a restructuring of our European operations. We have increased synergies between countries and reduced the number of regional management positions.

We continuously seek to improve infrastructures and support to our field operations. As such, we have developed a new point of sales management software that we expect will be operating in all U.S. storage centers during 2006. We expect this software will allow us to more efficiently and more timely meet demand and it will increase effectiveness in compiling information and disseminating it to our storage centers.

Opportunities and Challenges

While the growth in our operating expenses has been consistent with growth in revenues, increases in real estate development and administrative costs in 2005 negatively affected our operating results. However, we expect real estate taxes in 2006 to increase faster than we have experienced in past years and energy expenses to increase significantly over 2005. In the United States, personnel costs have increased as we have increased wages and incentive bonuses paid to our store level employees in order to retain and attract more highly qualified personnel and motivate store managers through participation in targeted improvements in store level NOI. Other personnel costs have risen due to increased workmen’s compensation claims and employee benefits. In the past two years, we have incurred significant costs related to financial reporting compliance and improving our financial reporting processes. Those costs have started declining in the fourth quarter of 2005 and we expect them to further decline in 2006. In Europe, we have started undertaking cost reduction initiatives by consolidating certain departments, reducing the number of positions in certain countries. We expect these initiatives to gradually take effect through 2007 and we will be incurring restructuring charges over that period. On March 6, 2006, we entered into the Merger Agreement with Public Storage, that contemplates a merger whereby we will be merged with and into a subsidiary of Public Storage. Each outstanding share of our common stock will be converted into the right to receive 0.82 of a fully paid and non-assessable share of Public Storage common stock, and we expect to redeem our outstanding preferred stock in accordance with their respective terms. Public Storage will assume approximately $1.8 billion of our debt. Holders of Shurgard’s stock options, restricted stock units and shares of restricted stock will receive, subject to adjustments, options exercisable for shares of Public Storage common stock, restricted stock units and restricted shares of Public Storage common stock, respectively.

Our board of directors and the board of directors of Public Storage have approved the Merger Agreement. The proposed merger is subject to our shareholders’ approval, to Public Storage’s shareholders’ approval of the issuance of shares of Public Storage stock to be used as merger consideration and other customary closing conditions.

We have made certain representations and warranties in the Merger Agreement and have agreed to certain covenants, including, among others, subject to certain exceptions, to permit our board of directors to comply with its fiduciary duties, and not to solicit, negotiate, provide information in furtherance of, approve, recommend or enter into any other acquisition proposal (as defined in the Merger Agreement).

This description of certain terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with our current report on Form 8-K dated March 7, 2006.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and operating results is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the financial statements and the amounts of revenues and expenses recognized during the reporting periods. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates include the evaluation of impairment of long-lived assets and goodwill, estimated lives of depreciable assets, valuation allowances for deferred tax assets and the allocation of purchase prices of acquired properties. Actual results may differ from these and other estimates under different assumptions or conditions.

Consolidated and unconsolidated subsidiaries. We consolidate all wholly-owned subsidiaries. As of January 1, 2004, we adopted Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R, “Consolidation of Variable Interest Entities,” a revision to FIN 46. Under FIN 46R, a variable interest entity (VIE) must be consolidated by a company if that company is subject to a majority of the risk of loss from the VIEs activities or entitled to receive a majority of the entity’s residual returns. We assess whether our subsidiaries are VIEs and consolidate all VIEs of which we are the primary beneficiary. Partially-owned subsidiaries and joint ventures that are not VIEs are consolidated when we control the entity, which could result from (i) the ability to elect a majority of the management committee, board of partners or similar authority, (ii) our being named as the managing investor of the entity, or (iii) our providing substantially all of the equity. In assessing the consolidation treatment of partially-owned entities, we also consider the nature of veto rights, if any, held by minority investors. To the extent that a minority investor has substantive veto rights over major decisions, the entity will generally not be consolidated. Entities not consolidated are generally accounted for under the equity method, as we typically have significant influence over unconsolidated subsidiaries and joint ventures. Under the equity method, we recognize our proportionate share of earnings or losses based on our ownership interest and the profit allocation provisions of the entity.

Revenue recognition. We recognize rental revenue from the majority of our customers, who are under month-to-month lease agreements, at the contracted rate for each month occupied. Revenue related to customers who sign longer period leases is recognized ratably over the term of the lease. Revenues are presented net of provisions for doubtful accounts.

Storage centers. Storage centers are recorded at cost unless circumstances indicate that cost cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. We capitalize acquisition, development and construction costs of properties in development that include, where applicable, salaries and related costs, real estate taxes, interest, lease expense and preconstruction costs directly related to the project. The preconstruction stage of development of a storage center (or redevelopment of an existing storage center) includes efforts to secure land control and zoning, to evaluate feasibility and to complete other initial tasks that are essential to development. Costs of preconstruction efforts incurred prior to projects being considered probable to be completed are charged as real estate development expenses as incurred. We record abandonment losses for previously capitalized costs of development projects when we assess that the completion of the project is no longer probable. In a business combination, we also assess the value of in-place lease intangibles, which are amortized to expense over the expected life of the leases. Using our best estimates based on reasonable and supportable assumptions and projections, we review storage centers for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of our assets might not be recoverable. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions regarding current and future market conditions. If impairment analysis assumptions change, then an adjustment to the carrying amount of our long-lived assets could occur in the future period in which the assumptions change.

Goodwill. We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that impairment may have occurred, such as a significant adverse change in the business climate. To determine if there is impairment, we compare the carrying value of goodwill and our storage centers assets to the estimated fair market value of our Same Store portfolio storage centers. We use common industry methods to assess the value of our portfolio and we estimate future cash flows based on the storage centers’ NOI and current market capitalization rates.

Derivatives. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss), and subsequently recognized in the statement of earnings when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment. Changes in the fair value of derivative instruments not designated as hedging instruments are recognized in earnings. We evaluate the effectiveness of designated hedges at inception and on a quarterly basis. Our main objective in using derivatives is to add stability to interest expense, to manage our exposure to interest rate movements and to reduce our various foreign currency risks. To accomplish these objectives, we use interest rate swaps and caps as part of our cash flow hedging strategy and we use the sale of forward contracts and the purchase of call options to reduce our foreign currency risks. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. The changes in the fair value of derivative instruments may materially affect net income.

Dispositions and financing arrangements. We account for sales of certain storage centers in which we have continuing involvement as financing arrangements. We use the effective interest method based on estimated future cash flows in determining the amortization of participation rights. This estimate is evaluated each period and is sensitive to both amount and timing of cash flows, and projected purchase price. Estimated amount and timing of distributions is based on projected property operating cash flows. Estimated amount and timing of purchase price is based on projected stabilized NOI and our estimate of when each property will reach stabilization. We periodically re-evaluate our estimate of the option price, the projected timing of our joint venture partner’s exercise of their put option and the related expected cash flows. Changes are accounted for as a change in estimate, affecting gross participation rights and subsequent amortization of participation rights.

Real estate investment trust. As a REIT, we generally will not be subject to corporate level federal income taxes if minimum distribution, income, asset and shareholder tests are met. However, not all of our underlying entities are qualified REIT subsidiaries and may be subject to federal and state taxes, when applicable. In addition, foreign entities may also be subject to taxes of the host country. An income tax provision is required to be estimated on our taxable income arising from our taxable REIT subsidiaries and foreign entities. A deferred tax component has arisen based upon the differences in GAAP versus tax income for items such as depreciation and gain recognition.

Deferred tax assets. We have deferred tax assets resulting primarily from cumulative net operating losses arising in certain domestic taxable subsidiaries and in our European subsidiaries. We regularly evaluate both the positive and negative evidence that we believe is relevant in assessing whether the deferred tax assets will be realized. When we determine that it is more likely than not that we will not realize the tax asset either in part or in whole, a valuation allowance is provided. One significant factor representing negative evidence in the evaluation of whether deferred tax assets arising from cumulative net operating losses will be realized is historical taxable income or loss of the entity. In cases where a taxable entity has not demonstrated a history of achieving taxable income, this represents significant negative evidence in assessing whether the amounts will be realized and generally requires that we provide a valuation allowance.

Foreign currency translation. The results of our operations and our financial position are affected by the fluctuations in the value of the euro, and to a lesser extent, other European currencies, against the U.S. dollar. We recognize the foreign currency translation effects of exchange rate fluctuations on our European assets, liabilities and equity as a currency translation adjustment in other comprehensive income (loss). We include gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables on intercompany transactions, in net income. Also, we are exposed to foreign currency exchange risk related to intercompany debt with or between our European subsidiaries that are not denominated in the functional currency of the subsidiary or the investee. We recognize the effects of foreign currency on such debt in net income when we expect to settle the debt, and in other comprehensive income when the debt is considered to be of a long-term investment nature.

In connection with our exploration of strategic alternatives and our proposed merger with Public Storage, we entered into engagement letters with our financial advisors. We accrued combined minimum fee obligations under these agreements totaling $12 million in 2005 and expect to incur an additional $12 million of such fees in 2006, plus expense reimbursement. In addition, related to our exploration of strategic alternatives we incurred $1.8 million in legal fees and expense reimbursements in 2005 and we expect to incur an additional $5.0 million of such fees and expenses in connection with our proposed merger with Public Storage in 2006.

We have entered into an agreement with each of our executive officers that provides for payments in the event that the officer’s employment is terminated by us other than for cause, or by the employee for good reason, within two years after certain business combination transactions, including, but not limited to, the proposed merger with Public Storage. In the event of such a termination, the officer would be entitled to payment of two and one-half times his or her annual salary plus his or her bonus. In addition, in the event the payments made under one of these agreements are subject to certain taxation, the officer would be entitled to additional payments necessary to reimburse him or her for such additional tax payment.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” a revision of SFAS No. 123. This statement disallows APB Opinion No. 25’s intrinsic value method of accounting for share based compensation awards and generally requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the fair value of those awards as of their grant date. We will adopt the provisions of SFAS 123R as of January 1, 2006 using the modified prospective method. Under the modified prospective method, compensation cost is recognized beginning with the effective date for all share- based payments granted after the effective date and for the unamortized portion of all awards granted to employees prior to the effective date of SFAS No. 123R. Under SFAS No. 123R, we will recognize stock-based compensation expenses related to our stock option plans and our Employee Stock Purchase Plan that were previously only subject to disclosure. Under the terms of our proposed merger with Public Storage all outstanding unvested stock options for common stock of Shurgard Storage Centers, Inc. will become fully vested and exercisable immediately prior to consummation of the proposed merger and all shares of restricted stock will become fully vested immediately after consummation of the proposed merger.

In October 2005, the FASB issued FASB Staff Position (FSP) FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period,” which clarifies that rental costs incurred during the period of construction of an asset on leased property should not be capitalized; rather they should be recognized as rental expense in the same manner as rental costs incurred after the construction period. However, to the extent a lessee accounts for rental of real estate projects under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” it should continue capitalizing rental costs. We lease under operating leases certain parcels of land and buildings on which we develop storage centers or perform certain construction improvements. We have historically capitalized rental costs during the construction period on such properties. We account for real estate projects involving our development and construction of self-storage facilities under SFAS No. 67; therefore, we do not believe that the adoption of this FSP will have an impact on our financial position, operating results or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This statement replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a voluntary change in accounting principle. It also applies to changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. We will adopt the provisions of SFAS No. 154 as of January 1, 2006, and we do not believe this statement will have a material impact on our financial position, operating results or cash flows.

Results of Operations

Our financial statements include our European subsidiaries whose functional currency is the euro. Accordingly, our results of operations, financial position and cash flows are affected by fluctuations in the value of the euro against the U.S. dollar. We translate assets and liabilities into U.S. dollars at the exchange rate in effect at the end of each period and statement of income accounts at the average exchange rate for each period. These exchange rates were as follows (in U.S. dollars per euro):

	2005	2004
Closing rate as of December 31st	1.18	1.36
Average rate for the year	1.25	1.24

Our Consolidated Statements of Operations for 2005 and 2004

Net income. We had net income of $11.7 million in 2005, compared to net income of $45.3 million in 2004. The decrease in net income is primarily due to higher interest expense and to fluctuations in foreign exchange rates. Additionally, increases in our store operations results were more than offset by higher general, administrative and other expenses, costs related to our exploration of strategic alternatives and real estate development expenses.

Total revenue. Total revenue increased by $59.6 million, or 14%, to $483.9 million, due primarily to higher rental rates for our domestic storage centers, the growth in the number of stores and higher occupancy in our European and domestic storage centers. See further discussion of storage center operations revenue in SEGMENT ANALYSIS.

Operating Expenses.

	2005	2004	% Change
	(in thousands)
Direct store operating expenses	$186,880	$164,962	13.3%
Indirect operating and leasehold expense	44,026	39,237	12.2%
Other operating	2,100	7,181	(70.8)%

Operating expense	$233,006	$211,380	10.2%

Direct and indirect store operating expenses increased by $26.7 million, or 13% in 2005, compared to the prior year, primarily as a result of an increase in the number of storage centers and increases in personnel expenses, real estate taxes and utility expenses. See discussion of these expenses under SEGMENT ANALYSIS.

Real estate development expenses. Real estate development expenses of $10.0 million for 2005 increased $5.1 million compared to 2004. This increase resulted from less capitalization of costs, which was due primarily to a significant decrease in development activity relative to prior years and due to increasing efforts pursuing acquisitions, for which internal costs are not capitalized.

Depreciation and amortization. Depreciation and amortization of $95.7 million in 2005 increased $8.2 million, or 9%, compared to 2004. The increase is due primarily to storage center acquisitions and developments completed in late 2004 and in 2005.

Impairment and abandoned project expense. Abandoned project expense relates to previously capitalized costs of development projects that have been assessed as unlikely to be completed. Such losses totaled $2.9 million in 2005 and $2.8 million in 2004. Most of these losses were related to reassessments of projects in certain new markets in Europe; in particular Germany and France in 2005 and in Sweden in 2004. As we continue to try to penetrate new markets in Europe, we may continue to incur such losses. We also recorded impairment losses of approximately $420,000 in 2005 and $80,000 in 2004 related to changes in our estimates of the fair value of parcels of land we were holding for sale.

General, administrative and other expenses. General and administrative expenses of $35.3 million in 2005 increased $2.4 million, or 7%, compared to the same period in 2004. The major components of these expenses are as follows:

	2005	2004	% Change
	(in thousands)
Personnel expenses	$13,855	$12,527	10.6%
Professional fees—audit and consulting	11,172	9,975	12.0%
Restructuring and exit costs	2,465	2,264	8.9%
Other general and administrative	7,826	8,195	(4.5)%

General, administrative and other	$35,318	$32,961	7.2%

Personnel expenses in 2005 increased primarily as a result of additional positions in our financial reporting and accounting function and our information technology function. Professional fees—audit and consulting consist of costs of consultants assisting us with our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and external audit fees. Such professional fees have increased significantly due to our additional efforts during 2005 to comply with the requirements for both 2004 and 2005. We incurred $2.4 million in 2005 in connection with plans to restructure the management of Shurgard Europe. We continue to evaluate our management structure in Europe and may develop additional cost reduction plans for which we may incur additional restructuring expenses through 2007. In 2004, we recorded exit costs of $2.3 million in connection with the closing of our containerized storage business.

Costs related to takeover proposal and exploration of strategic alternatives. In 2005, we recorded $13.8 million in advisory and legal fees related to the takeover proposal that Shurgard’s board of directors rejected in July 2005. In October 2005, our board of directors authorized the exploration of strategic alternatives and we entered into a merger agreement on March 6, 2006. Consequently, we may incur additional charges in this area.

Interest expense and amortization of participation rights discount. Interest expense of $105.6 million in 2005, increased $22.7 million, or 27%, compared to 2004. Interest expense in Europe increased $7.2 million for the year ended December 31, 2005, because we refinanced a variable rate credit facility with bonds that are swapped to a fixed rate and because our development joint ventures increased their borrowings by $69.2 million to finance on-going development projects. The remaining increase was due primarily to increased borrowings on our line of credit and higher interest rates. At December 31, 2005, interest rates on our line of credit and term loan were 2.1 percentage points higher than at December 31, 2004. In 2005, we borrowed an additional $186.2 million under our revolving credit and term loan facilities to finance our acquisition of the remaining interest in Shurgard Europe, property acquisitions, development and redevelopment projects. In 2004, we recognized a $1.1 million expense relating to the amortization of an estimated participation rights liability. We retired the remaining participation rights in December 2004, and therefore recorded no related amortization in 2005.

Loss on derivatives, net. This represents loss as recognized for the changes in the fair market values of those derivative financial instruments that do not qualify for hedge accounting treatment under SFAS No. 133 and changes in the ineffective portions of those derivatives classified as cash flow hedges. The loss of $2.1 million in the year ended December 31, 2005, was primarily the net effect of the change in the value of euro currency call options that do not qualify for hedge accounting and the effect of hedge ineffectiveness of certain interest rate swaps.

Foreign exchange (loss) gain. The foreign exchange loss of $9.7 million in 2005 and a gain of $6.2 million in 2004 relate primarily to intercompany loans with our European subsidiaries that were marked to the period-end exchange rate. In connection with our acquisition of the remaining interest in Shurgard Europe, we reevaluated our intercompany debt with our European subsidiaries as of July 1, 2005, and determined that such debt is of a long-term investment nature and therefore ceased to recognize exchange gains or losses through earnings on such intercompany debt. Rather, beginning July 1, 2005, we report these translation adjustments as a component of other comprehensive income (loss).

Minority interest. Most of our minority interest benefit results from our 80% partner’s interests in our European joint ventures, First Shurgard and Second Shurgard. The minority interest benefit for Shurgard Europe relates to our 12.77% minority partner’s interest which we acquired on June 30, 2005. The components of minority interest were as follows:

	2005	2004
	(in thousands)
European development joint ventures	$19,832	$13,334
Shurgard Europe	4,134	5,091
Domestic joint ventures	(3,030)	(1,817)

Total minority interest	$20,936	$16,608

Income tax expense. Shurgard Europe is subject to income taxation in the various jurisdictions in which it operates and, as a result of losses it has incurred since its inception, has generated deferred tax assets. Our domestic non-REIT activities (principally our insurance referral program) have generated taxable income in 2005. However these activities have a history of losses which have generated deferred tax assets. Because we have been unable to demonstrate recoverability of such deferred tax assets, we have recorded a valuation allowance offsetting them for each reporting period. As a result, no significant income tax expense or benefit is recorded in our consolidated statements of operations in relation to the REIT. In 2005, we incurred approximately $410,000 of federal and state income tax expense related to the transfer of ownership interests in certain properties from a taxable subsidiary to the REIT. The remaining tax expense relates to taxes on taxable income generated by certain European subsidiaries.

Discontinued operations. In 2005, we recognized $11.8 million in gain on the sale of five operating storage centers and we recognized $16.2 million on the sale of six properties in 2004. Such sales result from opportunities to sell assets in our portfolio that no longer meet our long-term strategic goals. We reclassified the operating income of these eleven storage centers as income from discontinued operations.

Cumulative effect of change in accounting principle. On the adoption of FIN 46R, in 2004, we recognized a cumulative effect of change in accounting principle of approximately $2.3 million relating to the consolidation of First Shurgard. This is the result of eliminating all intercompany profits from inception of First Shurgard in 2003 as required under FIN 46R. Before 2004, prior to the adoption of FIN 46R, we eliminated our 20% ownership share of intercompany profits.

Our Consolidated Statements of Operations for 2004 and 2003

For periods prior to 2004, we did not consolidate Shurgard Europe or First Shurgard in our financial statements. Instead, we accounted for our investments in these entities under the equity method of accounting due to the substantive and important approval rights over significant operating decisions retained by our partners in these entities. Beginning in 2004, we consolidated these entities in accordance with FIN 46R. Because consolidation results in the inclusion of Shurgard Europe’s and First Shurgard’s revenues and expenses in our consolidated financial statements and the equity method did not, the financial statements for 2003 are not directly comparable to the financial statements in 2004.

Net income. Net income was $45.3 million in 2004, compared to net income of $37.6 million in 2003. The increase in net income from 2003 to 2004 is due primarily to a gain on the sale of properties, lower impairment losses and an increase in our domestic storage centers operating results, which were partially offset by higher losses and higher financing costs related to our increased ownership in Shurgard Europe, and higher general, administrative and other expense as further discussed below.

Total revenue. Total revenue of $424.3 million in 2004 increased $126.3 million, or 42%, compared to 2003 due substantially to the consolidation of Shurgard Europe, which contributed $101.5 million of revenue. Domestic storage centers operations revenue increased $26.0 million, or 9%, compared to 2003 as a result of an increase in the number of storage centers, higher occupancy and increases in rates. This increase was partially offset by a loss of revenue from our containerized storage business, which had revenue of $3.2 million in 2003 but ceased operations in the first quarter of 2004 and therefore had nominal revenue in 2004.

Operating expenses. Operating expenses of $211.4 million increased $85.5 million, or 68%, compared to 2003, of which $74.5 million relate to our consolidation of Shurgard Europe in 2004. Domestic operating expenses increased $11.0 million, or 9%, compared to 2003 as a result of an increase in the number of storage centers and an increase in personnel expenses. See discussion of these expenses under SEGMENT ANALYSIS. Expenses associated with our containerized storage business, which ceased active operations in the first quarter of 2004 were $4.0 million in 2003 and nominal in 2004. In addition to the expenses identified under SEGMENT ANALYSIS, in 2004 we incurred approximately $3.9 million of costs on two operating-related litigation matters, including $2.75 million in settlement costs that we recognized in December 2004 when we reached a proposed settlement.

Real estate development expense. We had real estate development expenses of $5.0 million in 2004 and nominal activity in 2003. The majority of the real estate development activity in 2004 related to development projects in Europe which was not consolidated in 2003.

Depreciation and amortization. Depreciation and amortization of $87.5 million in 2004 increased $32.0 million, or 58%, compared to 2003. Consolidation of Shurgard Europe and the growth of our European operations accounted for $27.5 million of the increase, including an increase of $6.3 million related to the excess of the purchase price we paid for our additional ownership interests in Shurgard Europe over its book value in 2003, an amount that we allocated to buildings in which Shurgard Europe had ownership interests. Depreciation and amortization of domestic facilities increased $4.5 million or 8% to the prior year due to the increase in the number of storage centers and in particular due to the fact that we had a full year of depreciation on stores acquired mid-year in 2003.

Impairment and abandoned project expenses. Abandoned project expense relates to previously capitalized costs of development projects that have been assessed as unlikely to be completed. Such losses were $2.8 million in 2004 and related to projects in Europe where we scaled down on our developments in certain countries and where we abandoned an acquisition project in 2004. In 2003, we recognized losses of $1.2 million on abandoned projects in the United States. We also recorded impairment losses of $80,000 in 2004 and $12.7 million in 2003. In 2003, the $12.7 million of impairment losses included $9.9 million of impairment losses related to certain real estate assets, of which $7.5 million related to four properties associated with a joint venture in which we had participation rights. Also in 2003, we recognized a $1.1 million impairment expense related to our decision to exit the containerized storage business and a $1.6 million write down of a note receivable.

General, administrative and other expenses. General and administrative expenses of $33.0 million in 2004 increased $14.9 million, or 83%, compared to 2003. Our consolidation of Shurgard Europe accounted for $6.5 million of the increase. Of the remaining $8.4 million, $2.3 million is due to exit costs incurred in connection with the closing of our containerized storage business, and the remainder consists primarily of increased professional fees incurred in connection with accounting, and financial reporting, as well as compensation expenses resulting from newly created management positions. Consultant fees associated with efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 were approximately $3.8 million, and compensation expenses increased by approximately $2.7 million. The increase in compensation expenses was attributable primarily to higher stock-based compensation resulting from our increased use of restricted stock instead of stock options to compensate our executives. These increases were partially offset by a decrease of approximately $900,000 in audit fees. Our 2003 audit fees were higher because after our former auditors resigned in November 2003, our new independent registered public accountants were required to re-audit 2001 and 2002 in addition to auditing 2003.

Interest expense and amortization of participation rights discount. Interest expense and amortization of participation rights discount of $81.8 million in 2004 increased $36.1 million, or 79% compared to 2003. The consolidation of Shurgard Europe and the debt financing of new developments in Europe in 2004 account for $28.1 million of the increase. The interest expense incurred in the United States increased by $3.1 million in 2004 due to the higher aggregate indebtedness incurred during 2003 to finance the purchase of additional ownership interest in Shurgard Europe and to finance the acquisition and development of additional properties in 2004 and 2003. The interest expense increase was also due to the decrease in amortization of participation rights discounts. The adjustments to amortization are based on re-evaluations of our estimated participation rights liability each period based on the performance of the related properties and estimates of rights retirement dates. In December 2004 we retired the remaining participation rights.

Loss on derivatives, net. The gain or loss on financial derivatives is the gain or loss recognized for the changes in the fair market value of those financial instruments that do not qualify for hedge accounting treatment under SFAS No.133. We had an unrealized loss of $610,000 and $2.2 million in 2004 and 2003 respectively. The loss in 2004 represented primarily the net effect of the change in value of certain domestic interest rate swaps and certain currency call options on the euro that do not qualify for hedge accounting. The losses in 2003 related to the changes in values of domestic interest rate swaps we entered into in 2001 to mitigate the risk of interest rate fluctuations related to our various options on the financing of a development transaction. These swaps matured and were paid off in February 2005.

Foreign exchange gain (loss). The foreign exchange gain of $6.2 million in 2004 relates primarily to intercompany bonds with Shurgard Europe and a wholly-owned European subsidiary that are marked to the period end exchange rate. We had limited consolidated foreign operations in 2003.

Minority interest. As a result of our consolidation of Shurgard Europe and its subsidiaries beginning January 1, 2004 we recorded a minority interest benefit of $18.4 million in 2004. Approximately, $13.3 million of this minority interest benefit in 2004 relates to First Shurgard and Second Shurgard, respectively, in which Shurgard Europe holds a 20% ownership interest and $5.1 million relates to our partner’s interest in Shurgard Europe. Additionally we had minority interest expenses related to our domestic joint ventures of $1.8 million and $1.2 million in 2004 and 2003, respectively.

Equity in earnings (losses) of other real estate investments. In 2004, we had an interest in one entity that we accounted for under the equity method. In 2003, we accounted for our interest in Shurgard Europe under the equity method of accounting and recorded losses of $3.1 million for this investment. In 2004, we consolidated Shurgard Europe and therefore had no related comparable charge.

Income tax expense. Shurgard Europe is subject to income taxation in the various jurisdictions in which it operates and, as a result of losses it has incurred since its inception, has generated deferred tax assets. Our domestic non-REIT activities (principally our containerized storage business) also incurred losses and generated tax deferred assets. Because we have been unable to demonstrate recoverability of such assets, we have recorded a valuation allowance offsetting these deferred tax assets for each reporting period. As a result, no material income tax expense or benefit was recorded in our consolidated statements of operations.

Discontinued operations. In 2004, we recognized an aggregate gain of $16.2 million on the sale of six properties in 2004. Such sales result from opportunities to sell assets in our portfolio that no longer meet our long-term strategic goals and there were no comparable transactions in 2003. We reclassified the operating income of these eleven storage centers that we considered discontinued operations in 2005 but that still had operations in 2004 and 2003.

Cumulative effect of change in accounting principle. Upon adoption of FIN 46R, we recorded a cumulative effect of change in accounting principle in the amount of $2.3 million in 2004 due to the consolidation of First Shurgard. This is the result of eliminating all intercompany profits from inception of First Shurgard in 2003 as required under FIN 46R. Before 2004, prior to adoption of FIN 46R, we eliminated our 20% ownership share of intercompany profits.

Segment Analysis

Shurgard currently has four reportable segments: Domestic Same Store and New Store and European Same Store and New Store. Same Store includes those stores acquired prior to January 1 of the prior year and developed properties operating for two full years as of January 1 of the current year. New Store represents those storage centers recently acquired or developed for which performance is measured primarily based on original investment expectations. We evaluate all storage centers on the same basis regardless of our ownership interest in the property. Although Net Operating Income (NOI) is a non-GAAP measure, we believe it is a meaningful measure of operating performance as a supplement to net income because we rely on NOI for purposes of making decisions with respect to resource allocations, current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is defined as storage center operations revenues less direct operating and real estate tax expense for each of our properties. For a reconciliation of Same Store and New Store NOI to income (loss) from continuing operations, see Note 20 to our consolidated financial statements. The following sections discuss the performance of these segments.

The following tables summarize key operational data for our storage center portfolio as of December 31, 2005 and 2004. This data is further discussed below in this section by segment:

	2005
	Domestic (1)		Europe		Total
	Amount	% of total	Amount	% of total	Amount	% of total
	(dollars in thousands except average rent)
Same Store (2)
Number of Storage Centers	441	91%	96	64%	537	85%
Segment Revenues	$329,002	93%	$101,819	80%	$430,821	90%
NOI after indirect and leasehold expense	$195,854	95%	$45,021	107%	$240,875	97%
Avg. annual rent per sq. ft. (4)	$12.13		$22.19
Avg. sq. ft. occupancy	86%		78%
Total Storage Center Costs (5)	$1,785,614	89%	$810,231	68%	$2,595,845	81%

New Store (3)
Number of Storage Centers	43	9%	53	36%	96	15%
Segment Revenues	$23,432	7%	$24,698	20%	$48,130	10%
NOI after indirect and leasehold expense	$10,055	5%	$(2,853)	(7)%	$7,202	3%
Avg. sq. ft. occupancy	76%		40%
Total Storage Center Costs (5)	$231,290	11%	$372,777	32%	$604,067	19%

Combined New and Same Stores
Number of Storage Centers	484	100%	149	100%	633	100%
Segment Revenues	$352,434	100%	$126,517	100%	$478,951	100%
NOI after indirect and leasehold expense	$205,909	100%	$42,168	100%	$248,077	100%
Total Storage Center Costs (5)	$2,016,904	100%	$1,183,008	100%	$3,199,912	100%

	2004
	Domestic (1)		Europe (6)		Total
	Amount	% of total	Amount	% of total	Amount	% of total
	(dollars in thousands except average rent)
Same Store (2)
Number of Storage Centers	441	94%	96	71%	537	89%
Segment Revenues	$309,228	98%	$90,485	89%	$399,713	96%
NOI after indirect and leasehold expense	$186,556	100%	$35,573	131%	$222,129	104%
Avg. annual rent per sq. ft. (4)	$11.59		$22.24
Avg. sq. ft. occupancy	84%		71%

New Store (3)
Number of Storage Centers	30	6%	39	29%	69	11%
Segment Revenues	$7,010	2%	$10,915	11%	$17,925	4%
NOI after indirect and leasehold expense	$534	0%	$(8,389)	(31)%	$(7,855)	(4)%
Avg. sq. ft. occupancy	55%		24%

Combined New and Same Stores
Number of Storage Centers	471	100%	135	100%	606	100%
Segment Revenues	$316,238	100%	$101,400	100%	$417,638	100%
NOI after indirect and leasehold expense	$187,090	100%	$27,184	100%	$214,274	100%

(1)	Table includes the total operating results of each storage center regardless of our percentage ownership interest in that storage center.
(2)	Our definition of Same Store includes existing storage centers acquired prior to January 1 of the previous year as well as developed properties that have been operating for a full two years as of January 1 of the current year. Our definition of Same Store results in the addition of storage centers each year as new acquisitions and developments meet the criteria for inclusion, so we then include these storage centers in the previous year’s comparable data. Other storage companies may define Same Store differently, which will affect the comparability of the data.
(3)	Our definition of New Store, as shown in the table above, includes existing domestic facilities that had not been acquired or leased as of January 1 of the previous year as well as developed properties that have not been operating a full two years as of January 1 of the current year.
(4)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.
(5)	Total costs capitalized to storage centers.
(6)	Amounts have been translated from local currencies to U.S. dollars at a constant exchange rate using the average exchange rate for 2005.

Domestic Same Store

The following table summarizes key operating data for Domestic Same Store at December 31, 2005.

	Number of Properties	(in millions) Total Storage Center Cost (1)	Total Net Rentable sq. ft. when all phases are complete	Average Occupancy			Average Annual Rent (per sq. ft) (2)
				2005	2004	2003	2005	2004	2003
Same Store since 2005	34	$180.3	2,321,000	83%	79%	65%	$12.62	$11.98	$11.13
Same Store since 2004 (3)	59	221.6	4,424,000	81%	78%	74%	8.69	8.10	7.81
Same Store since 2003 or prior	348	1,383.7	22,339,000	87%	86%	85%	12.71	12.17	11.92

Same Store total	441	$1,785.6	29,084,000	86%	84%	82%	$12.13	$11.59	$11.33

	(in thousands) Revenue			(in thousands) NOI (after leaseholds expenses)
	2005	2004	2003	2005	2004	2003
Same Store since 2005	$26,232	$23,582	$12,052	$14,735	$12,845	$4,866
Same Store since 2004 (3)	34,017	30,267	26,993	20,965	18,408	15,530
Same Store since 2003 or prior	268,753	255,379	246,591	177,143	170,278	164,121

Same Store total	$329,002	$309,228	$285,636	$212,843	$201,531	$184,517

(1)	Total capitalized costs to storage centers since the storage center was acquired or developed.
(2)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.
(3)	Same Store since 2004 include Morningstar Storage Centers, LLC stores acquired in 2002.

The following table summarizes domestic Same Store operating performance:

Same Store Results (1)

	As defined in 2005				As defined in 2004
	2005	2004	% Change		2004	2003	% Change
	(dollars in thousands except average rent)
Segment revenue	$329,002	$309,228	6.4	%(a)	$288,167	$275,397	4.6	%(a)
Operating expense:
Personnel expenses	36,949	34,014	8.6	%(b)	31,495	28,436	10.8	%(b)
Real estate taxes	29,195	26,954	8.3	%(c)	23,830	24,218	(1.6)%
Repairs and maintenance	9,432	9,295	1.5%		8,334	7,967	4.6%
Marketing expense	9,153	8,503	7.6	%(d)	7,550	8,506	(11.2	)%(d)
Utilities and phone expenses	11,646	10,793	7.9	%(e)	9,921	9,827	1.0%
Cost of goods sold	4,058	3,661	10.8%		3,411	2,970	14.8%
Store admin and other expenses	11,569	10,363	11.6	%(f)	9,377	9,477	(1.1)%

Direct operating and real estate tax expense	112,002	103,583	8.1%		93,918	91,401	2.8%

NOI	217,000	205,645	5.5%		194,249	183,996	5.6%
Leasehold expense	4,157	4,114	1.0%		3,736	3,241	15.3%

NOI after leasehold expense	212,843	201,531	5.6%		190,513	180,755	5.4%
Indirect operating expense (2)	16,989	14,975	13.4	%(g)	14,103	12,767	10.5	%(g)

NOI after indirect operating and leasehold expense	$195,854	$186,556	5.0%		$176,410	$167,988	5.0%

Avg. annual rent per sq. ft.	$12.13	$11.59	4.7%		$11.53	$11.30	2.0%
Avg. sq. ft. occupancy	86%	84%			85%	83%
Total net rentable sq. ft.	29,084,000	29,084,000			27,044,000	27,044,000
Number of properties as of December 31	441	441			411	411

(1)	Table includes the total operating results of each storage center regardless of our percentage ownership interest in that storage center.
(2)	Indirect operating expense includes certain shared property costs such as district and corporate management, purchasing, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, legal services, human resources and accounting. Does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to storage centers based on number of months in operation during the period.
(a)

The increase in revenue in 2005 over 2004 resulted primarily from higher rental rates and to a lesser extent to increases in occupancy. Increases in rental rates resulted from a sustained demand continuing through the fourth quarter of 2005 and increased focus on price management. Storage centers in Florida account for $4.5 million of the increase as this area has experienced exceptional demand since the fourth quarter of 2004. Also, over the past two years we have consistently provided additional training to our direct sales team and made changes in the management of our field teams that have resulted in improved closing ratios on inquiries made by customers. These initiatives contributed to increases in our Same Store revenue from 2003 to 2004 and from 2004 to 2005. The increase in revenue from 2003 to 2004 resulted from improved general economic conditions since the fourth quarter of 2003 as well as the above mentioned changes in our management of operations. Retail sales and truck rentals contributed approximately $820,000 and $1.2 million to our revenue increase from 2004 to 2005 and 2003 to 2004, respectively. In 2005, we also started seeing increases in Same Store revenue as a result of the redevelopments that we have completed in 2004 and 2005, see further discussion below.
(b)	Personnel expenses have increased as a result of our initiatives to improve the quality of service and reduce employee turnover. These initiatives included higher salaries and incentive compensation for more experienced store managers and other employees. New bonus programs that reward for retail sales and occupancy growth performance and the achievement of performance targets have contributed to higher expenses both for 2004 and 2005. Additionally, health insurance and workers’ compensation costs increased by $0.9 million from 2004 to 2005. Increase in personnel expenses from 2003 to 2004 also reflect increased employee coverage for extended hours and Sunday openings and other programs designed to enhance the service and the appearance of our storage centers.
(c)	The increase in real estate tax expense in 2005 was driven by higher property tax and assessments in certain regions of the country. Also, in 2004 we benefited from tax refunds as a result of successful tax appeals.
(d)	Marketing expense increased in 2005 primarily due to the timing of phone book advertising expense. The marketing expense decrease in 2004 compared to 2003 is attributable to higher levels of productivity from the consolidation of activities at our sales center along with a reduction of employees in our field sales and marketing functions.
(e)	Utility expense increased as a result of rising electricity costs across the nation.
(f)	Store administrative and other direct expenses increased primarily due to 19% rise in bank charges as a result of an increase in customers using credit cards, auto-debit and online payments. Our bank credit card fees continue to escalate due to our efforts to increase customer retention and accelerate collection of revenues through broader customer enrolment in our auto credit program, which automatically charges monthly rent to the customer’s credit card.
(g)	Indirect operating expenses have been consistently higher in 2005 compared to 2004 as throughout 2004 we created new management positions in certain regions and new regional field sales and marketing positions that were in place for the full year in 2005. We believe that these expenses have leveled off with the stabilization of the regional infrastructure. The new marketing positions allow us to conduct local marketing actions and to provide the flexibility to focus our efforts in the areas where they are most needed. In 2004 compared to 2003, the increase in marketing expenses was partially offset by decreases in direct marketing expenses at the store level.

In 2004 and 2005, we invested $10.9 million in completed redevelopment of certain of our Same Store. Additionally, as of December 31, 2005, we had two major on-going redevelopments under construction. During the construction period those stores were partially closed. After the redevelopment is completed the storage centers generally have a faster revenue growth than non-redeveloped stores thereby affecting the comparability of our Same Store results. From 2004 to 2005, those redevelopments accounted for $260,000 of the Same Store revenue increase and a $90,000 decrease in NOI after indirect and leasehold expense and we expect that in 2006 these storage centers will have further impact on our operating results.

Domestic New Store

The following table summarizes domestic New Store operating performance as defined at December 31, 2005:

New Store Results (1)

	Acquisitions		Developments		Total New Stores
	2005	2004	2005	2004	2005	2004
	(dollars in thousands)
Segment revenue	$11,306	$986	$12,126	$6,024	$23,432	$7,010
Direct operating and real estate tax expense	4,255	280	7,290	5,479	11,545	5,759

NOI	7,051	706	4,836	545	11,887	1,251
Leasehold expense	—	—	379	53	379	53

NOI after leasehold expense	7,051	706	4,457	492	11,508	1,198
Indirect operating expense (2)	527	52	926	612	1,453	664

NOI after indirect operating and leasehold expense	$6,524	$654	$3,531	$(120)	$10,055	$534

Avg. sq. ft. occupancy	86%	91%	68%	51%	76%	55%
No. of properties	17	7	26	23	43	30

The following table summarizes domestic New Store operating performance as defined at December 31, 2004:

New Store Results (1)

	Acquisitions		Developments		Total New Stores
	2004	2003	2004	2003	2004	2003
	(dollars in thousands)
Segment revenue	$16,093	$6,731	$14,498	$6,706	$30,591	$13,437
Direct operating and real estate tax expense	6,631	2,806	9,652	6,150	16,283	8,956

NOI	9,462	3,925	4,846	556	14,308	4,481
Leasehold expense	—	—	431	445	431	445

NOI after leasehold expense	9,462	3,925	4,415	111	13,877	4,036
Indirect operating expense (2)	632	262	1,052	603	1,684	865

NOI after indirect operating and leasehold expense	$8,830	$3,663	$3,363	$(492)	$12,193	$3,171

Avg. sq. ft. occupancy	82%	79%	62%	46%	71%	58%
No. of properties	27	20	37	28	64	48

(1)	Table includes the total operating results of each storage center regardless of our percentage ownership interest in that storage center.
(2)	Indirect operating expense includes certain shared property costs such as district and corporate management, purchasing, national contracts, personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, legal services, human resources and accounting. It does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to storage centers based on number of months in operation during the period.

Increases from year to year in NOI for the New Store portfolio reflect the greater number of properties and, correspondingly, property months for the periods presented. Although this increase gives some indication of how much of our overall NOI growth results from New Store, we do not regard it as a good method of evaluating the performance of assets within this segment. Rather, we use other methods, including primarily comparisons of actual results to targeted NOI for the appropriate period from opening or at maturity. The performance of our domestic acquisitions and developments are discussed in the sections that follow.

Domestic Acquisitions

We continue to seek acquisition opportunities for high quality storage centers that meet our investment standards. We have limited our efforts to pursue only those storage centers that enhance our existing network of storage centers or allow us to establish significant market presence in new markets (i.e. establish greater market presence or expand an established market to create greater economies of scale). The operating results of our acquisitions are discussed below.

The following table summarizes our acquisition activity from 2003 to 2005:

	Number of Properties	(in millions) Total Storage Center Cost (1)	Total Net Rentable sq. ft. when all phases are complete	Average Occupancy			Average Annual Rent(per sq. ft) (2)
				2005	2004	2003	2005	2004	2003
Acquisitions in 2005	10	$44.5	751,000	83%	—	—	$8.77	$—	$—
Acquisitions in 2004	7	52.8	504,000	88%	91%	—	15.07	9.89	—
Acquisitions in 2003	20	103.1	1,449,000	83%	81%	79%	12.24	12.05	11.60

(1)	Total capitalized costs to storage centers since the storage center was acquired or developed.
(2)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.

In the first quarter of 2005, we acquired one property in North Carolina through Shurgard/Morningstar Storage Centers, LLC, one of our consolidated subsidiaries, in which we own 74%, for $3.0 million (including $121,000 paid for a non-compete agreement). In the second quarter of 2005, we completed the purchase of six storage centers in North Carolina for an aggregate purchase price of $26 million. These storage centers are managed by affiliates of certain members of Shurgard/ Morningstar Storage Centers, LLC that are unrelated to Shurgard.

In the second quarter of 2005, we also acquired Central Parkway Storage, Inc. (CPI), which owns two storage properties in Florida. We had a pre-existing relationship with the shareholders of CPI and as part of the transaction we settled approximately $1.2 million of liabilities due to them. We also settled an option we had to acquire an interest on a property owned by them and recorded a gain on that option of approximately $555,000. The net consideration we issued in these transactions was approximately $10.4 million and consisted of 127,684 shares of common stock ($5.5 million) and cash ($4.9 million). The amount of the consideration allocated to storage centers and related assets was $9.8 million.

Also in the second quarter of 2005, we contributed three storage centers in California to a consolidated joint venture. The development manager of these storage centers contributed an additional storage center in California (subject to a mortgage due to us) to the venture. We cancelled the mortgage on that storage center and received an approximate 85% interest in the venture; our partner received an approximate 15% interest in the venture.

In 2004, we purchased seven storage centers: one in North Carolina for $6.3 million (including $376,000 paid to secure a non-competition agreement), and another two in California for $5.2 million and $8.8 million in two separate transactions. We also acquired one in each of Indiana and New Jersey and two in New York for $10.8 million plus $17.4 million of assumed debt.

During 2003, we purchased 20 storage centers. On June 30, 2003, we purchased 19 storage centers from the owners of Minnesota Mini Storage for 3,050,000 shares of our common stock (see Note 4 to our consolidated financial statements), the equivalent of $89.5 million. These 19 storage centers had occupancy of 83% at December 31, 2005.

We purchased one storage center from a California developer on December 31, 2003 for $6.3 million. Its occupancy was 94% at December 31, 2005.

Domestic Developments

Our investment strategy includes development of new storage centers in markets in which we currently operate where we have identified underserved markets with high barriers to entry.

The following table summarizes our domestic development activity from 2003 to 2005:

	Number of Properties	(in millions) Total Storage Center Cost (1)	Total Net Rentable sq. ft. when all phases are complete	Average Occupancy			Average Annual Rent (per sq. ft) (2)
				2005	2004	2003	2005	2004	2003
Developments in 2005	3	$10.8	156,000	43%	—	—	$10.38	$—	$—
Developments in 2004	9	47.2	506,000	66%	40%	—	12.71	9.22	—
Developments in 2003	14	76.1	842,000	71%	54%	28%	12.36	10.51	7.55

Development total	26	$134.1	1,504,000	68%	51%	28%	$12.42	$10.28	$7.55

	(in thousands) Revenue			(in thousands) NOI (after leasehold expenses)
	2005	2004	2003	2005	2004	2003
Developments in 2005	$300	$—	$—	$(320)	$—	$—
Developments in 2004	3,969	1,000	—	1,368	(381)	—
Developments in 2003	7,857	5,024	961	3,409	873	(862)

Development total	$12,126	$6,024	$961	$4,457	$492	$(862)

(1)	Total capitalized costs to storage centers since the storage center was acquired or developed.
(2)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period. On the year of opening the average annual rent is lower as the storage center has not been opened a full year.

We normally project new storage properties to rent-up at occupancy rates of between 3% and 4% per month. On average our developments have been renting at 3.2% per month. We can give no assurance that the projections noted above regarding the development projects will occur. Actual occupancy levels and rates could be lower if we experience competition from other self-storage properties and other storage alternatives in close proximity to our developments.

In 2005, we opened one new storage center in California and one in Oregon in the third quarter and one storage center in Florida in the fourth quarter. The Oregon storage center is a redevelopment at a site where we had torn down an older facility in October 2004. The California storage center is under an operating lease. Those storage centers had an average occupancy of 54% at December 31, 2005, after being opened an average of four months.

In 2004, we opened nine new storage centers: four properties located one each in California, in South Carolina, Michigan and New Jersey in the first quarter; one property in Washington in the second quarter; one each in Pennsylvania and California in the third quarter; and one each in Texas and Colorado in the fourth quarter. The 2004 developments were open an average of 19 months and had an average occupancy of 72% at December 31, 2005. Most stores are renting up as anticipated except one in Michigan and one in North Carolina that are renting up more slowly than expected. The slow rent up in Michigan is primarily due to the economic slowdown in that state.

The 2003 developments were open an average of 29 months and had an average occupancy rate of 76% at December 31, 2005. Eight of the 2003 developments are renting up at a slower pace than average including four in the Chicago and Michigan areas due to higher competition in both states and the slowdown in the Michigan economy. In response to the slow rent up we have adjusted rental rates in these states to sustain occupancy growth.

Domestic developments and redevelopments under construction

In addition to the operating properties discussed in domestic developments, we have properties under construction or pending construction and various redevelopment projects on existing properties. The following table summarizes the properties under construction as of December 31, 2005:

	Number of Projects	Estimated Completed Cost of Projects (1)	Total Cost to Date as of December 31, 2005
	(dollars in millions)
Developments:
Construction in progress	6	$53.7	$27.1
Land purchased pending construction	4	22.8	6.9

Total Developments	10	76.5	34.0
Redevelopment projects:
Construction in progress	2	6.0	1.1

Total	12	$82.5	$35.1

(1)	The actual completed cost of these projects could vary due to delays during construction caused by weather, unforeseen site conditions, labor shortages, personnel turnover, scheduling problems with contractors, subcontractors or suppliers, or resource constraints.

Included in construction in progress at December 31, 2005, is $9.7 million in costs related to ongoing capital improvements. The remainder of domestic development costs was incurred on projects prior to commencement of construction. We select stores for redevelopment when we identify opportunities to increase return on investment by upgrading the property. As of December 31, 2005, we had two major storage centers that were undergoing expansion or redevelopment projects.

European Same Store

The following table summarizes by market the performance of European Same Stores for the years ended December 31, 2005 and 2004. European Same Store includes properties located in all of the European markets in which we operate, with the exception of Germany as the first store in that market opened in 2003.

Year ended December 31, 2005 annual comparison for European Same Store

	Number of Properties	2005 Average Occupancy	Occupancy at December 31, 2005	Percent change compared to prior year
				Segment Revenue	NOI (after leasehold expenses)	Occupancy	Rate
Belgium	17	76%	78%	4.4%	3.9%	3.1%	(0.9	)%(a)
Netherlands	22	72%	78%	18.0%	26.2%	14.3%	(1.8	)%(a)
France	23	83%	84%	12.4%	21.3%	10.5%	1.1%
Sweden	20	81%	87%	14.3%	26.8%	13.2%	1.8%
Denmark	4	85%	87%	28.8%	52.2%	26.9%	(0.1	)%(a)
United Kingdom	10	77%	81%	8.0%	12.5%	10.6%	(4.2	)%(a)

Europe Totals	96	78%	82%	12.5%	19.7%	9.9%	(0.2)%

(a)	Our rates decreased in those countries where competition is highest because we adjusted our rates in order to improve occupancy.

The following table summarized European Same Store operating performance:

Same Store Results (1)

	As defined in 2005 (1)				As defined in 2004 (1)
	2005	2004	% Change		2004	2003 (4)	% Change
	(dollars in thousands except average rent)
Segment revenue	$101,819	$90,485	12.5	%(a)	$73,241	$66,867	9.5	%(a)
Operating expense:
Personnel expenses	13,863	13,267	4.5	%(b)	10,035	9,040	11.0	%(b)
Real estate taxes	4,532	4,300	5.4%		3,150	2,888	9.1%
Repairs and maintenance	3,230	3,711	(13.0	)%(c)	2,786	2,386	16.8	%(c)
Marketing expense	7,037	7,118	(1.1	)%(d)	4,972	4,297	15.7	%(d)
Utilities and phone expenses	2,766	2,456	12.6%		1,846	1,920	(3.9)%
Cost of goods sold	3,673	3,230	13.7%		2,515	2,337	7.6%
Store admin and other expenses	7,491	6,949	7.8%		5,235	4,849	8.0%

Direct operating and real estate tax expense	42,592	41,031	3.8%		30,539	27,717	10.2%

NOI	59,227	49,454	19.8%		42,702	39,150	9.1%
Leasehold expense	2,299	1,883	22.1%		1,620	1,563	3.6%

NOI after leasehold expense	56,928	47,571	19.7%		41,082	37,587	9.3%
Indirect operating expense (2)	11,907	11,998	(0.8	)%(e)	8,781	9,610	(8.6	)%(e)

NOI after indirect operating and leasehold expense	$45,021	$35,573	26.6%		$32,301	$27,977	15.5%

Avg. annual rent per sq. ft. (3)	$22.19	$22.24	(0.2)%		$21.52	$21.17	1.7%
Avg. sq. ft. occupancy	78%	71%	9.9%		75%	70%	7.1%
Total net rentable sq. ft.	5,288,000	5,288,000			4,022,000	4,022,000
Number of properties	96	96			72	72

(1)	Amounts have been translated from local currencies at a constant exchange rate using the average exchange rate for 2005 for the 2005 to 2004 comparison and at 2004 average exchange rates for the 2004 to 2003 comparison.
(2)	Indirect operating expense includes certain shared property costs such as regional management, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, human resources and accounting. It does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to storage centers based on number of months in operation during the period.
(3)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.
(4)	The 2003 results were not included in our consolidated financial statements because we did not consolidate Shurgard Europe until 2004.
(a)	The growth in revenue at constant exchange rate in 2005 over 2004 results primarily from increases in occupancy that were achieved through heightened marketing, better pricing management and improved retention of existing customers. We have seen most of the improvement in Sweden and France, where we have been able to maintain rates. In 2004, most of the revenue growth compared to 2003 was due to increases in occupancy as many of the stores were still in rent up phase. Revenue growth in U.S. dollars, when translated at the applicable average period rates, increased by 12% in 2005 compared to 2004 and 20.6% in 2004 compared to 2003.
(b)	Personnel expenses increased from 2004 to 2005 as a result of hiring more experienced store managers with higher salaries and more incentive compensation, in particular in Sweden and the Netherlands. This more experienced workforce has contributed to the revenue increases in those countries discussed above. Personnel increases from 2003 to 2004 resulted from the creation in 2004 of sales representative positions in the field targeted at commercial customers, in particular in France where they have had a positive effect on occupancy.
(c)	In 2004 we incurred significant repair and maintenance expenses on our security systems in Belgium and the Netherlands that explain both the decrease of repair and maintenance costs compared to 2005 and the increase compared to 2003.
(d)	On an annual basis, marketing expenses have slightly decreased over the prior year as a result of decreasing marketing initiatives in the second half of the year in France, the United Kingdom and Sweden. The increases in marketing expenses in 2004 compared 2003 are due to new programs launched in the third quarter 2004 and to higher phone directories expenses. Targeted marketing initiatives and sales training that were launched during the third quarter 2004 accelerated during the fourth quarter, yielding positive results in terms of inquiries and improved our ability to close sales in several markets. Certain marketing actions also resulted in better retention of our existing customers and our ability to market ancillary services.
(e)	As a result of reorganization decisions and efforts to create synergies in between countries initiated since the second quarter of 2005, we have started to see a decline in indirect expenses. We expect to continue realizing further efficiencies in 2006. Indirect operating expense allocated to Same Store decreased in 2004 compared to 2003 primarily as a result of spreading certain indirect costs over more stores as the European market expands.

The following tables present reconciliations of the European Same Store results translated to U.S. dollars at a constant exchange rate to Same Store results translated at an average exchange rate. Each of the categories presented is reconciled in Note 20 to our consolidated financial statements.

	2004
	Same Store (1)	Exchange Difference	Total (2)
	(in thousands)
Segment revenue	$90,485	$463	$90,948
Direct operating and real estate tax expense	41,031	110	41,141

Consolidated NOI	49,454	353	49,807
Leasehold expense	1,883	9	1,892

NOI after leasehold expense	47,571	344	47,915
Indirect operating expense	11,998	27	12,025

Consolidated NOI after indirect and leasehold expense	$35,573	$317	$35,890

	2003
	Same Store (2)	Exchange Difference	Total (3)
	(in thousands)
Segment revenue	$66,867	$(6,160)	$60,707
Direct operating and real estate tax expense	27,717	(2,581)	25,136

Consolidated NOI	39,150	(3,579)	35,571
Leasehold expense	1,563	(130)	1,433

NOI after leasehold expense	37,587	(3,449)	34,138
Indirect operating expense	9,610	(876)	8,734

Consolidated NOI after indirect and leasehold expense	$27,977	$(2,573)	$25,404

(1)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2005 for the purpose of comparison with the 2005 results.
(2)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2004.
(3)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2003 for purpose of reconciliation with the 2003 consolidated financial statements.

European New Store

All but one of our European New Stores were developed at December 31, 2005. We acquired one self-storage facility in the United Kingdom in 2004. The following table summarizes New Store operating performance as defined at December 31, 2005:

European New Store Results (1)

	Developments		Acquisitions			New Store
	2005	2004	2005	2004		2005	2004
	(dollars in thousands)
Segment revenue	$23,109	$10,367	$1,589	$548		$24,698	$10,915
Direct operating and real estate tax expense	20,177	13,559	537	274		20,714	13,833

NOI	2,932	(3,192)	1,052	274		3,984	(2,918)
Leasehold expense	325	215	—	—		325	215

NOI after leasehold expense	2,607	(3,407)	1,052	274		3,659	(3,133)
Indirect operating expense (2)	6,423	5,214	89	42		6,512	5,256

NOI after indirect operating and leasehold expense	$(3,816)	$(8,621)	$963	$232		$(2,853)	$(8,389)

Avg. sq. ft. occupancy	39%	22%	78%	88	%(a)	40%	24%
No. of properties	52	38	1	1		53	39

(a)	The occupancy of this storage center has decreased since it was acquired due to partial closure for redevelopment.

The following table summarizes New Store operating performance as defined at December 31, 2004:

European New Store Results (1)

	Developments		Acquisitions		New Store
	2004	2003 (3)	2004	2003 (3)	2004	2003 (3)
	(dollars in thousands)
Segment revenue	$28,291	$11,028	$577	$—	$28,868	$11,028
Direct operating and real estate tax expense	24,286	13,890	289	—	24,575	13,890

NOI	4,005	(2,862)	288	—	4,293	(2,862)
Leasehold expense	487	276	—	—	487	276

NOI after leasehold expense	3,518	(3,138)	288	—	3,806	(3,138)
Indirect operating expense (2)	8,490	6,039	45	—	8,535	6,039

NOI after indirect operating and leasehold expense	$(4,972)	$(9,177)	$243	$—	$(4,729)	$(9,177)

Avg. sq. ft. occupancy	36%	14%	88%	—	36%	14%
No. of properties	62	50	1	—	63	50

(1)	Amounts for both years have been translated from local currencies at a constant exchange rate using the average exchange rates of 2005 for the 2005 to 2004 comparison and the 2004 exchange rates for the 2004 to 2003 comparison.
(2)	Indirect operating expense includes certain shared property costs such as regional management, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, human resources and accounting. It does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to stores based on number of months in operation during the period.
(3)	The 2003 results were not included in our consolidated financial statements because we did not consolidate Shurgard Europe until 2004.

In August 2004, we acquired a single storage facility in central London (United Kingdom). This 38,000 net rentable square feet property represents a total investment of $14.6 million, translated at the historical purchase cost.

The following tables present reconciliations of the European New Store results translated to U.S. dollars at a constant exchange rate to New Store results translated at an average exchange rate. Each of the categories presented is reconciled in Note 20 to our consolidated financial statements.

	2004
	Exchange
	New Store (1)	Difference	Total (2)
	(in thousands)
Segment revenue	$10,915	$246	$11,161
Direct operating and real estate tax expense	13,833	140	13,973

Consolidated NOI	(2,918)	106	(2,812)
Leasehold expense	215	—	215

NOI after leasehold expense	(3,133)	106	(3,027)
Indirect operating expense	5,256	35	5,291

Consolidated NOI after indirect and leasehold expense	$(8,389)	$71	$(8,318)

	2003
	Exchange
	New Store (2)	Difference	Total (3)
	(in thousands)
Segment revenue	$11,028	$(963)	$10,065
Direct operating and real estate tax expense	13,890	(1,229)	12,661

Consolidated NOI	(2,862)	266	(2,596)
Leasehold expense	276	(29)	247

NOI after leasehold expense	(3,138)	295	(2,843)
Indirect operating expense	6,039	(510)	5,529

Consolidated NOI after indirect and leasehold expense	$(9,177)	$805	$(8,372)

(1)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2005 for the purpose of comparison with the 2005 results.
(2)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2004.
(3)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2003 for purpose of reconciliation with the 2003 consolidated financial statements.

European Developments

The following table summarizes performance of European developments and acquisition opened through 2005 by country during 2005, 2004 and 2003:

		(in millions) Storage Center Cost			Average Occupancy			Average Annual Rent (per sq. ft) (3) (4)
	Number of Properties	Development Cost (1)	Total Cost (2)	Total Net Rentable sq. ft.	For the year ended December 31,			For the year ended December 31,
New store:					2005	2004	2003	2005	2004	2003
Opened in 2005
Belgium	1	$5.8	$5.8	55,000	2.6%	—	—	N/A	$—	$—
Netherlands	3	10.9	10.9	138,000	1.6%	—	—	N/A	—	—
Germany	2	11.7	11.8	93,000	7.0%	—	—	$7.73	—	—
France	5	36.8	37.0	292,000	7.4%	—	—	5.01	—	—
Denmark	1	7.2	7.2	50,000	20.8%	—	—	13.70	—	—
United Kingdom	2	20.1	20.3	80,000	15.8%	—	—	17.50	—	—

Total opened in 2005	14	$92.5	$93.0	708,000	7.8%	—	—	$9.53	$—	$—

Opened in 2004
Germany	4	$25.3	$25.5	202,000	34.2%	5.0%	—	$17.43	$8.35	$—
France	4	22.9	23.2	217,000	26.0%	1.9%	—	19.65	6.40	—
Denmark	2	13.9	14.0	101,000	49.9%	10.2%	—	20.43	10.36	—
United Kingdom	3	29.9	30.3	87,000	46.7%	28.9%	—	49.14	18.34	—

Total opened in 2004	13	$92.0	$93.0	607,000	35.7%	9.3%	—	$24.67	$12.67	$—

Opened in 2003
Belgium	1	$3.3	$4.6	45,000	75.0%	51.8%	4.9%	$15.01	$15.31	$2.66
Netherlands	7	37.6	40.1	351,000	59.0%	30.3%	2.1%	19.40	21.59	5.01
Germany	5	33.2	33.6	268,000	49.7%	25.8%	2.6%	14.84	15.80	3.80
France	7	41.4	44.9	372,000	56.1%	25.1%	3.1%	20.33	21.58	9.01
Sweden	2	10.8	13.7	94,000	67.6%	36.2%	7.8%	18.02	17.63	7.86
Denmark	1	7.4	10.0	49,000	93.4%	53.1%	9.5%	23.13	22.97	11.70
United Kingdom	3	30.8	39.9	152,000	59.9%	34.4%	4.2%	38.42	41.38	22.23

Total opened in 2003	26	$164.5	$186.8	1,331,000	58.8%	30.4%	3.5%	$21.00	$22.58	$8.43

New Store Total	53	$349.0	$372.8	2,646,000	39.8%	23.5%	3.5%	$21.16	$20.75	$8.43

Same store:
Opened in 2002
Belgium	2	$7.0	$10.0	101,000	53.8%	46.8%	33.7%	$12.52	$13.04	$13.17
Netherlands	7	38.4	54.6	368,000	62.7%	49.1%	29.7%	19.80	20.49	20.24
France	7	40.9	58.8	378,000	74.3%	59.5%	35.0%	20.04	20.02	20.63
Sweden	3	17.0	24.7	151,000	81.1%	66.5%	40.8%	21.64	20.38	18.64
Denmark	2	13.8	19.9	102,000	85.8%	60.6%	25.1%	22.08	22.25	20.94
United Kingdom	3	32.1	48.6	166,000	75.4%	61.2%	27.2%	37.10	41.46	43.62

Total opened in 2002	24	$149.2	$216.6	1,266,000	71.2%	56.6%	32.2%	$22.32	$22.94	$22.18

Opened in 2001 and before
Belgium	15	$67.5	$100.5	894,000	78.9%	77.1%	76.0%	$16.30	$16.38	$16.26
Netherlands	15	73.4	110.5	821,000	76.7%	69.5%	63.0%	20.90	21.14	21.05
France	16	87.1	131.7	855,000	87.4%	82.3%	74.2%	25.67	25.08	25.12
Sweden	17	86.8	135.6	974,000	80.8%	72.2%	66.1%	20.44	20.22	20.08
Denmark	2	12.7	18.5	107,000	85.1%	73.7%	63.1%	21.88	21.78	21.83
United Kingdom	7	64.3	96.8	371,000	77.3%	72.9%	69.6%	34.92	35.58	34.55

Total opened before 2002	72	$391.8	$593.6	4,022,000	80.7%	75.0%	69.6%	$22.15	$22.07	$21.88

Same Store Total	96	$541.0	$810.2	5,288,000	78.4%	70.7%	60.8%	$22.19	$22.24	$21.92

	(in thousands) Segment Revenue (3)			(in thousands) NOI (3) (after leasehold expense)
	For the year ended December 31,			For the year ended December 31,
New store:	2005	2004	2003	2005	2004	2003
Opened in 2005
Belgium	$1	$—	$—	$(68)	$—	$—
Netherlands	1	—	—	(205)	—	—
Germany	61	—	—	(626)	—	—
France	147	—	—	(833)	—	—
Denmark	183	—	—	(240)	—	—
United Kingdom	268	—	—	(454)	—	—

Total opened in 2005	$661	$—	$—	$(2,426)	$—	$—

Opened in 2004
Germany	$1,279	$181	$—	$(380)	$(867)	$—
France	1,310	99	—	(394)	(608)	—
Denmark	1,212	240	—	187	(257)	—
United Kingdom	2,152	719	—	693	74	—

Total opened in 2004	$5,953	$1,239	$—	$106	$(1,658)	$—

Opened in 2003
Belgium	$552	$366	$22	$264	$106	$(90)
Netherlands	4,233	2,234	116	1,189	(385)	(775)
Germany	2,107	1,055	56	6	(929)	(900)
France	4,857	2,392	270	1,568	(814)	(752)
Sweden	1,324	694	109	517	(106)	(302)
Denmark	1,167	659	112	591	225	(218)
United Kingdom	3,844	2,276	268	1,844	428	(206)

Total opened in 2003	$18,084	$9,676	$953	$5,979	$(1,475)	$(3,243)

New Store Total	$24,698	$10,915	$953	$3,659	$(3,133)	$(3,243)

Same store:
Opened in 2002
Belgium	$740	$624	$451	$206	$83	$(150)
Netherlands	4,856	3,605	2,236	2,289	1,253	14
France	6,543	5,166	3,105	2,863	1,624	(28)
Sweden	2,944	2,231	1,278	1,745	983	155
Denmark	2,117	1,492	591	1,076	552	(208)
United Kingdom	5,099	4,462	2,182	2,754	2,237	329

Total opened in 2002	$22,299	$17,580	$9,843	$10,933	$6,732	$112

Opened in 2001 and before
Belgium	$12,718	$12,272	$11,772	$8,059	$7,871	$7,439
Netherlands	13,904	12,287	11,111	7,536	6,532	5,995
France	21,550	19,823	17,747	12,477	11,025	9,581
Sweden	18,081	16,166	14,576	10,202	8,436	7,597
Denmark	2,226	1,881	1,536	1,081	865	625
United Kingdom	11,041	10,476	9,780	6,640	6,110	6,139

Total opened before 2002	$79,520	$72,905	$66,522	$45,995	$40,839	$37,376

Same Store Total	$101,819	$90,485	$76,365	$56,928	$47,571	$37,488

(1)	Development cost of these projects is reported in U.S. dollars translated at the December 31, 2005 exchange rate of $1.18 to the euro. Operating results (see note (3) below) are reported at the average exchange rate for the year 2005, which was $1.19 to the euro. To the extent these exchange rates differ, we believe this data does not allow for an accurate measure of property investment yield. We believe the application of a constant exchange rate to both the property cost and operating results may provide a more meaningful measure of investment yield. The cost of the storage centers exclude the excess cost of approximately $293 million over carrying cost we paid for ownership interests acquired in Shurgard Europe in 2003 and 2005.
(2)	Total storage center cost includes all cost capitalized to storage centers since the store was acquired or developed. The costs are reported in U.S. dollars translated at the December 31, 2005 exchange rate of $1.18 to the euro. Operating results (see note (3) below) are reported at the average exchange rate for 2005 which was $1.19 to the euro. To the extent these exchange rates differ, we believe it does not allow for an accurate measure of property investment yield. We believe the application of a constant exchange rate to both the property cost and operating results may provide a more meaningful measure of investment yield.
(3)	The amounts have been translated from local currencies at a constant exchange rate using the average exchange rate for 2005.
(4)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period. The average annual rent is lower in the first year of operations as the store has not been opened a full year.

European Developments Under Construction

The following table summarizes European development projects in progress at December 31, 2005.

	First Shurgard and Second Shurgard
	Number of Projects	Estimated Completed Cost of Projects (1)	Total Cost to Date as of December 31, 2005
		(dollars in millions)
Construction in Progress
France	1	$4.5	$2.5
Sweden	1	3.7	2.5
United Kingdom	1	5.9	5.3

	3	14.1	10.3

Land purchased pending construction
France	1	$10.2	$6.1
United Kingdom	1	7.1	3.0

	2	17.3	9.1

Total	5	$31.4	$19.4

(1)	The actual completed cost of projects could vary due to delays during construction caused by weather, unforeseen site conditions, labor shortages, personnel turnover, scheduling problems with contractors, subcontractors or suppliers, or resource constraints. See Risk Factors in Item 1A (Risk Factors) of this report.

Funds from Operations

We use Funds From Operations (FFO) in addition to net earnings to report our operating results. We use the definition of FFO adopted by the National Association of Real Estate Investment Trusts (NAREIT) as interpreted by the Securities and Exchange Commission. Accordingly, FFO is defined as net income (computed in accordance with GAAP), excluding gains (losses) on dispositions of interests in depreciated operating properties and real estate depreciation and amortization expenses. FFO includes our share of FFO of unconsolidated real estate ventures and discontinued operations and excludes minority interests in real estate depreciation and amortization expenses. We believe FFO is a meaningful disclosure as a supplement to net earnings because net earnings assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. We believe that the values of real estate assets fluctuate due to market conditions. Our calculation of FFO may not be comparable to similarly titled measures reported by other companies because not all companies calculate FFO in the same manner. FFO is not a liquidity measure and should not be considered as an alternative to cash flows or indicative of cash available for distribution. It also should not be considered an alternative to net earnings, as determined in accordance with U.S. GAAP, as an indication of the Company’s financial performance.

The following table sets forth the calculation of FFO in accordance with the NAREIT definition:

	2005	2004	2003
	(in thousands)
Net income	$11,659	$45,295	$37,638
Depreciation and amortization (1)	81,174	77,131	52,715
Depreciation and amortization from unconsolidated joint ventures and subsidiaries	—	—	12,150
Gain on sale of operating properties (2)	(12,299)	(16,226)	(2,238)
Cumulative effect of change in accounting principle	—	2,339	—

FFO	80,534	108,539	100,265
Preferred distribution and other (3)	(12,066)	(12,193)	(12,082)

FFO attributable to common shareholders	$68,468	$96,346	$88,183

(1)	Excludes depreciation related to non-real estate assets and minority interests in depreciation and amortization and includes depreciation and amortization of discontinued operations.
(2)	We have included in FFO gains and losses of land and non-real estate operating assets of approximately $550,000, $130,000 and $250,000 in 2005, 2004 and 2003, respectively. Additionally, we have included in FFO income from discontinued operations of $517,000, $2.6 million and $3.2 million for years ended December 31, 2005, 2004 and 2003, respectively.
(3)	Net of impact of antidilutive securities.

FFO attributable to common shareholders for 2005 decreased $27.9 million compared to FFO for 2004, which had increased $8.2 million over 2003. FFO in 2005 benefited from a 26% increase in income from operations over 2004. However, this increase was more than offset by costs incurred in 2005 associated with our previously announced exploration of strategic alternatives totaling $13.8 million; fluctuations in foreign currency exchange rates between 2005 and 2004 resulting in a net negative change of almost $16 million and increases in interest expense of $22.7 million due to higher borrowings and interest rates.

Financial Condition, Liquidity and Capital Resources

Our primary cash requirements are for payments of operating expenses, debt service, dividends on common and preferred stock, expansions and improvements to existing properties and acquisitions and developments of new properties. These requirements have been funded by operating cash flows and from our lines of credit. We believe that our liquidity and capital resources are adequate for our near-term and longer-term requirements. We had cash and cash equivalents of $39.8 million at December 31, 2005, and $50.3 million at December 31, 2004. As of December 31, 2005, we had $116.5 million available under our domestic revolving line of credit.

As a REIT, our ability to retain cash flow for reinvestment is restricted. In order for us to qualify as a REIT for federal income tax purposes, we are required, among other things, to make distributions to our shareholders of at least 90% of our REIT taxable income. For the years ended December 31, 2005, 2004 and 2003, the Company distributed $113.3 million, $112.8 million, and $99.3 million, respectively, to its shareholders. We expect to use our cash flow from operating activities for distributions to shareholders and we intend to invest amounts accumulated for these distributions in short-term investments.

Up until 2004, we relied primarily on the public debt and equity markets for our long-term financing. Because we did not file a fully compliant Annual Report on Form 10-K for 2004 until October 14, 2005, we are not eligible to access the public capital markets to raise equity or debt using a short-form registration statement on Form S-3 until November 2006. We have traditionally used proceeds from borrowings under our credit facilities to fund our property development and acquisition requirements. Although, we have subsequently repaid these borrowings with proceeds from public debt and equity offerings, we currently anticipate utilizing our credit facilities, which mature in February of 2008. We have also used these proceeds to repay maturing corporate or mortgage debt and for other corporate purposes.

We believe that the development joint venture structure provides several advantages to Shurgard Europe at this stage in its growth. It allows Shurgard Europe to expand the Shurgard brand with less capital and, therefore, represents a more efficient use of its capital. Even if Shurgard Europe does not ultimately acquire the properties developed by the joint venture, the development and management fees provide it with a stable source of income. Currently, we employ a joint venture development strategy that is funded approximately 42% through equity and the remainder through debt financing. We have a 20% ownership interest in the related joint ventures. We raise the balance needed through credit facilities collateralized by the properties of the ventures.

The following table summarizes certain information regarding our liquidity and capital resources:

Short-term and long-term liquidity

	As of December 31,
	2005	2004	2003
	(dollars in millions)
Total market capitalization (1)	$4,664	$3,880	$2,881
Debt to total market capitalization (1) (2)	40%	43%	35%
Weighted average interest rate (3)	5.77%	5.25%	5.93%

(1)	Total market capitalization is based on the closing market price at each period end, of the Class A Common Stock, Series C Preferred Stock and the Series D Preferred Stock multiplied by their respective total number of outstanding shares plus total debt.
(2)	Debt includes notes payable, lines of credit and participation rights. The 2005 and 2004 debt includes our European subsidiaries’ debt which results in a higher debt to total market capitalization ratio. In 2003, our unconsolidated European subsidiaries had third party debt totaling $443.2 million.
(3)	Represents weighted average interest rate on our outstanding lines of credit and notes payable.

In 2005, we entered into a three-year unsecured domestic credit agreement, which includes a revolving credit facility with a group of banks to borrow up to $350 million and a $350 million term loan facility that matures in February 2008. These new facilities replaced previously existing facilities that matured in February 2005. We borrowed the entire available $350 million on the term loan facility. The revolving credit facility can be extended for one year at our option for a fee. The credit facility and the term loan require interest payments at LIBOR plus a margin based on the ratings assigned to our senior unsecured long-term debt securities. As of December 31, 2005, our margin was 0.90% on the revolving credit facility and 1.10% on the term loan, which reflect an 0.20% increase in our margins effective since July 2005 following downgrades on credit ratings by Moody’s Investor Service, Inc. (Moody’s), Standard & Poor’s Rating Services (S&P) and Fitch, Inc. (Fitch). Subsequent to the closing of the new facility, Moody’s announced a downgrade of our senior unsecured long-term debt to Baa3 and in July 2005, S&P and Fitch announced downgrades to BBB-. As of December 31, 2005, the term loan had no additional funds available, and availability under the revolving credit facility was $116.5 million. We can use borrowings under the revolving credit facility for various purposes, including project acquisition and development costs, repayment of debt and other corporate needs.

First Shurgard and Second Shurgard have senior credit agreements denominated in euros to borrow, in aggregate, up to €272.5 million ($322.7 million as of December 31, 2005). As of December 31, 2005, the available amount under those credit facilities was in aggregate €115.5 million ($136.8 million). Our draws under the First Shurgard and Second Shurgard credit facilities are determined on a development project basis and can be limited if the completion of projects is not timely or if we have certain cost overruns. Borrowings under both the First Shurgard and Second Shurgard credit facilities were such that they could only be used to fund property development costs of First Shurgard and Second Shurgard. In January 2006, we amended Second Shurgard’s credit agreement such as to allow for borrowings for up to €21.9 million ($25.9 million as of December 31, 2005) to be used for acquisition of existing self-storage properties including properties under capital leases. We expect that internally generated cash flows within Shurgard Europe will be sufficient to fund Shurgard Europe’s on-going equity commitments to both First Shurgard and Second Shurgard.

We are continually evaluating sources of capital and believe they are available to meet our liquidity needs without necessitating sales of properties. In addition to our cash and cash equivalents and availability under our credit facility, we have other sources of capital. We may sell operating properties if market conditions warrant in 2006. We may also contribute properties to joint ventures in exchange for interests in and cash distributions from those ventures. We may also sell peripheral and other land parcels. In addition, most of our domestic operating properties are unencumbered by mortgage debt.

Our contractual cash obligations and construction cost commitments are summarized as follows at December 31, 2005:

	2006	2007	2008	2009	2010	Thereafter	Total
	(in thousands)
Debt:
Scheduled principal payments	$5,359	$10,224	$5,392	$3,040	$3,170	$8,170	$35,355
Balloon Payments	3,867	54,086	808,650	34,936	7,461	908,706	1,817,706
Interest (1)	102,786	105,070	58,993	50,348	49,972	19,008	386,177
Capital lease obligations	618	630	642	654	604	33,784	36,932
Operating leases	9,509	8,512	7,265	6,584	5,200	143,852	180,922
Construction commitments
Domestic	29,055	—	—	—	—	—	29,055
Shurgard Europe	576	231	231	203	274	—	1,515
First Shurgard	6,604	47	55	64	—	—	6,770
Second Shurgard	14,540	(241)	24	29	5	—	14,357
Commitments to lend	4,129	58	—	—	—	—	4,187
Commitment to purchase minority partners interests	2,000	—	—	—	—	—	2,000
Advisory contract commitments	11,350	—	—	—	—	—	11,350

Total	$190,393	$178,617	$881,252	$95,858	$66,686	$1,113,520	$2,526,326

(1)	Projected interest is based on annual debt maturities and weighted-average interest rates on outstanding debt at the end of each year as well as a LIBOR and EURIBOR at December 31, 2005, of 4.39% and 2.40%, respectively, along with a forward yield curve for following years and the applicable margin to each debt.

On March 6, 2006, we entered into the Merger Agreement with Public Storage. On consummation of the proposed merger, each outstanding share of our common stock will be converted into the right to receive 0.82 of a fully paid and non-assessable share of Public Storage common stock. We also expect to redeem each series of our outstanding preferred stock in accordance with its terms for a combined aggregate of approximately $136.3 million, payable by Public Storage. Public Storage will assume approximately $1.8 billion of our debt.

In connection with our exploration of strategic alternatives and our proposed merger with Public Storage, we entered into engagement letters with our financial advisors. Under these agreements we expensed $12 million in combined minimum fee obligations of which $11.4 million remained unpaid included in other liabilities. As a result of entering into the Merger Agreement with Public Storage, we will incur $12 million of additional financial advisory fees plus out of pocket expenses in 2006. Of the total $23.4 million financial advisory fees payable in 2006, approximately $10.5 million are due during the first quarter of 2006; the balance of $12.9 million will become payable upon consummation of the proposed merger. In addition, related to our exploration of strategic alternatives we incurred $1.8 million in legal fees and expense reimbursements in 2005 and we expect to incur an additional $5.0 million of such fees and expenses in 2006 in connection with our proposed merger with Public Storage.

The following table summarizes our cash flows activity:

	2005	2004	2003
	(in thousands)
Net cash provided by operating activities	$116,152	$122,741	$123,698
Net cash used in investing activities	(282,186)	(187,186)	(408,119)
Net cash provided by financing activities	159,740	99,367	283,123
Effect of exchange rate changes on cash and cash equivalents	(4,205)	3,685	—

(Decrease) increase in cash and cash equivalents	(10,499)	38,607	(1,298)
Cash and cash equivalents at beginning of period	50,277	11,670	12,968

Cash and cash equivalents at end of period	$39,778	$50,277	$11,670

The decrease in cash provided by operating activities in 2005 was attributable primarily to the timing of certain payments. Net cash used by operating activities in Europe amounted to approximately $6.0 million.

Investing

Cash used in investing activities in 2005 included:

•	$66.9 million invested in domestic new development, redevelopments and enhancements of existing storage centers;

•	$100.0 million for development and improvements of new European storage centers;

•	$35.5 million expended for acquisition of domestic storage centers; and

•	$97.8 million for the acquisition of additional interests in Shurgard Europe.

These expenditures were partially offset by $26.3 million of proceeds from the sales of interests in operating storage centers and sale of other real estate assets.

Our developments in Europe were conducted through First Shurgard and Second Shurgard which were financed primarily by borrowings on their credit facilities and by capital contributions by us and our joint venture partners. In June 2005, we acquired the remaining 12.77% ownership interests in Shurgard Europe, which became a wholly-owned subsidiary.

Cash used in investing activities in 2004 included:

•	$62.8 million invested in domestic new development, redevelopments and enhancements of existing storage centers;

•	$31.1 million expended for acquisition of domestic storage centers;

•	$121.4 million for development and improvements of new European storage centers;

•	$14.6 million for acquisitions of European operating storage centers; and

•	$5.3 million for the acquisition of additional interests in Shurgard Europe.

In July 2004, we purchased the remaining shares of Recom, through which we hold part of our ownership interest in Shurgard Europe for approximately $5.3 million cash and the forgiveness of a note of approximately $2.3 million. As a result of this transaction, we increased our ownership interest in Shurgard Europe from 85.47% to 87.23%. In August 2004, we acquired a single property storage facility in the United Kingdom, through a wholly-owned consolidated European subsidiary. We financed this $14.6 million acquisition with proceeds from our domestic line of credit.

Cash used in investing activities in 2003 included:

•	$309.1 million for our acquisition of the majority interest in Shurgard Europe;

•	$84.1 million for domestic new development, redevelopments and enhancements of existing storage centers; and

•	$13.4 million for improvements to our existing domestic storage centers.

Financing

Cash provided by financing activities in 2005 included:

•	$32.0 million from capital contributions received primarily from our partner in First Shurgard and Second Shurgard;

•	$250.0 million proceeds from the new three-year term loan facility;

•	$69.2 million proceeds from First Shurgard and Second Shurgard’s credit facilities; and

•	$9.5 million proceeds from new domestic mortgage notes.

These cash proceeds were partially offset by the following payments:

•	$113.3 million distributions paid on Common and Preferred stock;

•	$63.8 million of net repayments on our domestic revolving line of credit;

•	$15.0 million of payment on interest swaps that matured in February 2005; and

•	$5.5 million repayment on domestic mortgage notes payable.

Cash provided by financing activities in 2004 included:

•	$29.4 million from capital contributions received primarily from partners in First Shurgard and Second Shurgard;

•	$384.0 million proceeds from euro denominated bonds issued in October 2004;

•	$100.0 million proceeds from new one-year term loan facility obtained in April 2004;

•	$34.1 million of net additional draws on our domestic revolving line of credit;

•	$72.0 million proceeds from new domestic mortgage notes; and

•	$101.5 million proceeds from First Shurgard and Second Shurgard’s credit facilities.

Cash provided by financing activities in 2003 included:

•	$178.9 million of net proceeds from the sale of 5.75 million shares of common stock;

•	$197.9 million of proceeds from our issuance of senior unsecured notes; and

•	$39.1 million proceeds from new domestic mortgage notes.

In October 2004, Shurgard Europe completed a €325 million secured bond offering, the proceeds of which it used to repay its credit facility. The bonds are collateralized by 101 storage centers wholly-owned by Shurgard Europe that had a net book value of $579 million as of December 31, 2004 and contain various financial covenants. The notes are due on October 1, 2011. The notes are structured in three tranches, with a weighted average interest rate of 0.51% over EURIBOR. Shurgard Europe has entered into interest rate and currency swap agreements in order to hedge its interest rate exposure and to fix the interest rate through maturity at 4.23%. Additionally, on October 15, 2004, Shurgard Europe obtained a €30 million senior credit facility available in the event of a liquidity shortfall through the legal maturity of the bonds.

Using borrowing under our line of credit, we repaid our 7.5% senior unsecured notes upon their maturity in April 2004 and retired the remaining participation rights liability in December 2004.

These cash proceeds were partially offset by the following payments:

•	$99.3 million distributions paid on our Common and Preferred stock; and

•	$35.8 million repayment of mortgage notes payable.

On March 19, 2003, we issued $200 million (net proceeds of $197.9 million) in 5.875% senior unsecured notes due in 2013. The notes require semi-annual interest payments due March 15 and September 15. We used the proceeds from the notes to repay credit facility borrowings that were used to fund the acquisition of additional interests in Shurgard Europe.

On July 11, 2003, we raised approximately $178.9 million of net proceeds through the sale of 5.75 million shares of our common stock. We used approximately $101.6 million of the proceeds to fund the acquisition of an additional 19.7% ownership interest in Shurgard Europe. We used additional proceeds to repay a portion of the indebtedness under our line of credit.

Off Balance Sheet Transactions

We had no off balance sheet arrangements as of December 31, 2005.